We have issued our report dated February 7, 2000, accompanying the financial statements included in the Annual Report of Interlott Technologies, Inc. on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statement of Interlott Technologies, Inc. on Form S-8 (No. 33-78092).




/s/Grant Thornton LLP


Cincinnati, Ohio
March 29, 2000